UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 19, 2006

Penwest Pharmaceuticals Co.
(Exact Name of Registrant as Specified in Charter)

Washington (State or Other Juris- diction of Incorporation	000-23467 (Commission File Number)	91-1513032 (IRS Employer Identification No.)

39 Old Ridgebury Road, Suite 11 Danbury, Connecticut (Address of Principal Executive Offices)	06810-5120 (Zip Code)
Registrant’s telephone number, including area code: (877) 736-9378
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
SIGNATURE

Item 1.01. Entry into a Material Definitive Agreement
          On June 19, 2006, Penwest Pharmaceuticals Co. (the “Company”) and Benjamin L. Palleiko entered into an offer letter (the “Offer Letter”) under which Mr. Palleiko agreed to serve as Senior Vice President, Corporate Development and Chief Financial Officer of the Company. Under the terms of the Offer Letter, the Company has agreed to pay Mr. Palleiko a starting base salary of $285,000 per year and a cash bonus under the Company’s executive officer bonus program of up to 30% of his annual base salary based upon the achievement of agreed upon individual and company performance goals, and to grant Mr. Palleiko non-qualified stock options under the Company’s 2005 Stock Incentive Plan to purchase 150,000 shares of the Company’s common stock at an exercise price equal to $17.15, the fair market value of the Company’s common stock on June 19, 2006. Mr. Palleiko’s stock options will vest in four equal annual installments commencing on June 19, 2007, subject to acceleration upon the occurrence of a change in control of the Company.
          On June 19, 2006, the Company also entered into an Executive Retention Agreement with Mr. Palleiko (the “Retention Agreement”). The Retention Agreement provides that if within twelve months following a change in control of the Company, Mr. Palleiko’s employment is terminated by the Company other than for cause, death or disability or by Mr. Palleiko for good reason, as such terms are defined in the Retention Agreement:
•	The Company will continue to pay to Mr. Palleiko’s base salary for a period (the “Payment Period”) that is equal in length to twelve months plus two weeks for each full year during which Mr. Palleiko was employed by the Company.
•	The Company will, during the Payment Period, continue to provide benefits to Mr. Palleiko and his family at least equal to those that would have been provided had Mr. Palleiko’s employment not been terminated; provided that the Company’s obligation to provide these benefits will terminate when and if Mr. Palleiko subsequently receives the same type of benefits from a new employer.
•	On or before January 15 of the calendar year following the calendar year during which Mr. Palleiko’s employment is terminated, the Company will make an additional cash payment to Mr. Palleiko equal to Mr. Palleiko’s target bonus for the calendar year in which the change in control occurs, as established in writing by the Company’s board of directors.
•	The vesting of all stock options and restricted stock held by Mr. Palleiko will be accelerated in full, to the extent not already vested, and all shares of stock underlying stock options and all shares of restricted stock will be free of any right of repurchase by the Company.
The Retention Agreement terminates if a change in control of the Company does not occur prior to December 31, 2008.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
(b)       On June 19, 2006, Jennifer L. Good, in connection with the appointment of Mr. Palleiko as described below, ceased to serve as Chief Financial Officer of the Company. Ms. Good will continue to serve as the Company’s Chief Executive Officer and President.
(c)       On June 19, 2006, the Company appointed Mr. Palleiko, age 40, as Senior Vice President, Corporate Development and Chief Financial Officer of the Company. Prior to joining the Company, Mr. Palleiko served as Principal of Intrepid Merchant Partners, LLC, a healthcare strategic advisory and investments firm that he founded in March 2006. From March 2003 to March 2006, he served as Director, Head of Life Sciences Investment Banking at Suntrust Robinson Humphrey, an investment bank. From March 2000 to July 2002, he was Vice President, Investment Banking at Robertson Stephens, Inc.
          The terms of Mr. Palleiko’s employment arrangement as Senior Vice President, Corporate Development and Chief Financial Officer are described under Item 1.01 of this Current Report on Form 8-K, and are incorporated by reference into this Item 5.02.

SIGNATURE
          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENWEST PHARMACEUTICALS CO.
Date: June 23, 2006	By:	/s/ Jennifer L. Good
Jennifer L. Good
President and Chief Executive Officer